DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

This Development, Manufacturing and Supply Agreement (the "**Agreement**") dated this 10th day of June, 2004, between Ranbaxy Pharmaceuticals Inc., a Florida corporation ("**Ranbaxy**") and Hercon Laboratories Corporation, a Delaware corporation ("**Hercon**").

RECITALS

A. Ranbaxy owns or has licensed certain technology, know-how and manufacturing process relating to a formulation of [redacted] providing for transdermal administration.

B. Hercon will perform certain product development services for Ranbaxy leading to the development and regulatory approval of the transdermal [redacted] formulation.

C. Following the receipt of regulatory approval of the Commercial Products, Ranbaxy and Hercon desire to establish a relationship, pursuant to which Hercon will supply, and Ranbaxy will purchase, the Commercial Products, as defined herein.

In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Ranbaxy and Hercon hereby agree as follows:

ARTICLE I
DEFINITIONS

"**Affiliate**" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

"**Commercial Products**" shall mean the ANDA formulation, as supplied by [redacted] of [redacted] (which is bioequivalent to [redacted]) in such strengths as shall provide for delivery of [redacted] mcg/hr., [redacted] mcg/hr., [redacted] mcg/hr. and [redacted] mcg/hr. of [redacted] (and such other delivery strengths as the Parties shall determine) in patch form for transdermal administration, packaged, Labeled and finished to meet the Commercial Product Specifications, and includes the regulatory approval supplies to be provided pursuant to Section 3.1(d).

"**Commercial Product Specifications**" shall mean the specifications for the Commercial Products as shall be mutually agreed between the parties and attached in final form as Exhibit A hereto upon final Product ANDA approval by the FDA. The Commercial Product Specifications shall include (as applicable) statements of pharmaceutical manufacturing, Labeling, filling, Packaging, storage and quality control procedures, and labeling and packaging specifications (and once prepared and agreed to by the parties, as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties).

"**Commercial Sale**" means the sale of the Commercial Products by Ranbaxy, its Affiliates, distributors or sublicensees to an unaffiliated third party, as evidenced by the invoice, receipt, transfer document or the like of Ranbaxy, its Affiliates, distributors or sublicensees to such third party.

"**Confidential Information**" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, the Intellectual Property, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

"**DEA**" shall mean the United Stated Drug Enforcement Administration, or any successor agency thereto.

"**Drug Master File**" shall mean the Drug Master File for manufacturing the active pharmaceutical ingredient or other raw materials used in the Commercial Product, filed with the FDA, and the equivalent filing with any other country, as same may be amended from time to time.

"**FDA**" shall mean the United States Food and Drug Administration, and any successor agency thereto.

"**GMP**" shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country in which the Commercial Products manufactured by Hercon under this Agreement are to be sold by Ranbaxy.

"**Intellectual Property**" shall mean Ranbaxy's and its Affiliates' rights, including, without limitation, any licensed rights, existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications necessary to manufacture and supply the Commercial Products hereunder.

"**Label**", "**Labeled**" **or** "**Labeling**" shall mean all labels and other written, printed or graphic matter upon (i) the Commercial Products or any container or wrapper utilized with the Commercial Products, or (ii) any written material accompanying the Commercial Products, including, without limitation, package inserts.

"**Launch**" or "**Launch Date**" means the date of the first Commercial Sale of the Commercial Products by Ranbaxy, its Affiliates, distributors, licensees or sublicensees.

"**Limited Warranty**" shall have the meaning defined in Section 4.5(c) hereof.

"**Packaging**" shall mean all primary containers, cartons, shipping cases or any other like matter used in packaging or accompanying the Commercial Products.

"**Parties**" shall mean Ranbaxy and Hercon and their respective successors and assigns.

"**Person**" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"**Product ANDA**" shall mean the Abbreviated New Drug Application relating to the Commercial Products as may be filed with the FDA by Ranbaxy, and any supplements thereto.

"**Regulatory Dossiers**" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), if any, which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use, sell, import or export the Commercial Products, other than the Drug Master File.

"**Territory**" shall mean the United States of America (including all of its states, Puerto Rico, the District of Columbia, and all territories, dependencies, and possessions of the United States), and such additional countries that may be added from time to time by mutual agreement of the parties hereto.

"**Transfer Price**" shall mean the prices set forth on Exhibit D attached hereto, as may be amended from time to time upon the mutual agreement of the Parties, or as provided in Section 5.2(a) herein. The Exhibit D pricing is based on the assumption that the patch sizes will be [redacted] cm^2, [redacted] cm^2, [redacted] cm^2, and [redacted] cm^2, respectively, containing [redacted] mg per square centimeter. Should the size or formulation of the Commercial Product Specifications change from the above specifications the Transfer Price will change accordingly in proportion to the increase or decrease change from the above specifications.

ARTICLE II

LICENSE GRANT

2.1 **License Grant**. Ranbaxy hereby grants to Hercon a non-exclusive, limited license to use and practice the Intellectual Property, including, without limitation, the technology and manufacturing process related to the Commercial Products, solely for (i) Hercon's

performance of the development obligations provided herein relating to the Commercial Products, and (ii) Hercon to manufacture the Commercial Products exclusively for Ranbaxy in accordance with the provisions of this Agreement. Hercon acknowledges and agrees that it is precluded from using the Intellectual Property for the benefit of any third party or otherwise than as expressly provided above, and that Hercon is precluded from manufacturing and supplying the Commercial Products for any third party other than Ranbaxy and its Affiliates. Ranbaxy makes no representation or warranty that the Intellectual Property licensed hereunder is sufficient to allow Hercon to perform its obligations hereunder. Hercon acknowledges that it has no intellectual property rights in the Commercial Products and except to the extent licensed to Hercon under this Section 2.1, in any of the Intellectual Property.

ARTICLE III
PRE-ANDA APPROVAL OBLIGATIONS

3.1 **Development and Related Obligations of Hercon Prior to ANDA Approval.** Hercon's obligations under this Agreement prior to the Product ANDA approval by the FDA are set forth on Exhibit B hereto. Without limiting the generality of the foregoing, Hercon's obligations shall include the following:

(a) Regulatory Compliance. Promptly upon execution of this Agreement, Hercon shall apply for the necessary permits required for the manufacture of the Commercial Products, including, without limitation, (i) the DEA manufacturing permit for C-II class controlled substances and (ii) the DEA researcher permit. After approval of the Product ANDA, Hercon will continue to be responsible for maintenance of such permits to assure adequate supply of Commercial Products to Ranbaxy under this Agreement. In addition, Hercon shall obtain and maintain, and cause its Affiliates to obtain and maintain, all necessary licenses, permits and approvals required by the FDA and/or DEA in connection with the manufacture, filling, Package, storage, and shipment of the Commercial Product.

(b) Vault Installation and Video Surveillance; DEA Compliance. Promptly upon the execution of this Agreement, Hercon shall take all necessary steps to upgrade the Commercial Products manufacturing site in accordance with the DEA requirements for a manufacturing permit, including, without limitation, installation of a vault and a video camera surveillance system and completion of such other security safeguards to satisfy DEA requirements.

(c) Development Reporting. Hercon shall keep Ranbaxy fully informed of the status of the development of the Commercial Products including, without limitation, providing written monthly reports to Ranbaxy upon request, stating in reasonable detail all efforts made and in process, and all significant progress achieved and material difficulties encountered in the development of the Commercial Products since the last such report. In particular, without limitation, Hercon shall (i) provide Ranbaxy with access to all technical information employed in or arising out of Hercon's development of the Commercial Products; and (ii) provide such other information concerning the development plans relating to the Commercial Products as Ranbaxy shall reasonably request. Hercon will designate a primary project contact with respect to the Commercial Products throughout the performance of the

development services for the Commercial Products pursuant to this Section 3.1 to answer any reasonable questions from Ranbaxy.

(d) Regulatory Approval Supplies. Hercon shall supply Ranbaxy with Commercial Products, Packaged and Labeled as instructed by Ranbaxy and prepared in accordance with the Commercial Product Specifications, in such amounts as Ranbaxy shall require for use by it, its Affiliate or a contract research organization determined by Ranbaxy in a pivotal bioequivalence study(ies), long term stability studies and regulatory approval supplies and samples, relating to the Commercial Products. Hercon further agrees to supply such additional amounts of the Commercial Products as Ranbaxy shall require for use in the preparation and filing of the Product ANDA. Except with respect to the payment of any milestones as provided in Section 5.1, Hercon shall supply such quantities of the Commercial Product for one set of stability runs, clinical supplies, and process validation as provided in this Section 3.1(d) at no charge to Ranbaxy with the exception of reimbursement to Hercon for the cost of the API as provided in Section 3.2(b) below, provided however that if an additional set(s) of stability runs, clinical supplies and/or process validation batches is required as a result of Hercon's breach or failure to comply with its development obligations or otherwise as the result of Hercon's direct fault, then such additional sets shall also be provided by Hercon to Ranbaxy at no additional charge to Ranbaxy. In the event an additional set of stability runs, clinical supplies and/or process validation batches is required for any reason other than Hercon's breach or failure to comply with its development obligations or otherwise as the result of Hercon's direct fault, then Ranbaxy shall properly compensate Hercon for all incremental work and expenses, said compensation to be discussed and mutually agreed upon by the parties at such time, provided however that in the event Hercon and Ranbaxy cannot agree upon the incremental costs and expenses for such additional sets, then either Party shall have the right to terminate this Agreement pursuant to Section 12.2(a)(iv).

(e) Generation and Maintenance of Data for Product ANDA Filing. Hercon shall be responsible for generation and maintenance of all product manufacturing related data required for the filing by Ranbaxy of the Product ANDA with the FDA, including, without limitation, data relating to product specifications, analytical methods, stability data, process validation and manufacturing processes and instructions. Upon the reasonable request of Ranbaxy, Hercon promptly shall, at no cost to Ranbaxy, provide Ranbaxy with such information, samples and technical assistance, and otherwise cooperate with Ranbaxy, in connection with the preparation, prosecution and maintenance of the Product ANDA.

3.2 Obligations of Ranbaxy Prior to ANDA Approval.

(a) Loan to Hercon. In order to assist Hercon in satisfying its obligations under Section 3.1(b) hereof, Ranbaxy shall extend to Hercon a loan in the principal amount to be agreed upon by Ranbaxy and Hercon to be used by Hercon toward, but not limited to, Hercon's acquisition and installation of a DEA compliant vault system with video monitoring system, installation of a Gradient HPLC system and three (3) stability study chambers in furtherance of Hercon's development and manufacturing obligations under this Agreement (the "**Loan**"). The Loan shall bear interest at two percent (2%) per annum. Hercon shall execute a promissory note in the form attached as Exhibit C hereto. The promissory note shall provide for the repayment of the principal amount of the Loan by Ranbaxy's credit and offset against any amounts due by

Ranbaxy to Hercon under this Agreement following approval of the Product ANDA. Without limiting the terms of Article XII hereof, in the event that the Product ANDA is not filed by May 30, 2006 due to delays directly resulting from Hercon's action or inaction, the entire principal amount of the Loan, including all accrued and unpaid interest thereon, shall become immediately due and payable. If the Product ANDA is filed and not approved by the FDA for any reason other than the direct result of Hercon's development or manufacturing obligations hereunder (including manufacture of the Commercial Product), or Ranbaxy chooses to abandon the development process of the Commercial Product for any reason unrelated to Hercon's capabilities and/or performance of its development obligations pursuant to this Agreement, then Ranbaxy shall forgive both the full amount of the Loan, and all accrued interest.

(b) Funding of API by Ranbaxy. In order to assist Hercon in satisfying its obligations under Section 3.1(d) hereof, Ranbaxy shall fund the cost of the active pharmaceutical ingredient (**"API"**) for the Commercial Products as necessary for the preparation and filing of the Product ANDA and process validation. Prior to any purchase of the API, Hercon shall give Ranbaxy a ten (10) days' written notice of its intent to acquire API for the purposes hereof. Such notice shall include the name of the supplier of the API, the price of the API and the quantity of the API to be purchased. Ranbaxy will have the right to approve or reject the proposed supplier of the API, the amount to be purchased and/or the API purchase price to be paid, which consent and approval will not be unreasonably withheld or denied. If Hercon's order of the API is approved by Ranbaxy, Hercon will promptly remit the invoice to Ranbaxy for payment and Ranbaxy shall pay Hercon the entire invoice amount due fifteen (15) days prior to the due date of the invoice. Following the payment by Ranbaxy to Hercon of amounts to satisfy such invoice, Hercon shall be solely responsible and liable for payment of such invoice to such API supplier. The API purchased by Hercon shall be stored by Hercon in compliance with applicable laws and the Commercial Product Specifications at Hercon's Commercial Products manufacturing facility in an area segregated from Hercon's other property and shall be marked conspicuously as Ranbaxy property.

(c) Development Milestone Payments to Hercon. Subject to the achievement of the applicable milestones provided in Section 5.1, in consideration of all development and other services to be performed by Hercon under this Agreement (expressly excluding the manufacture and supply of Commercial Products for sale by Ranbaxy to third parties as provided in Article IV hereof), Ranbaxy shall pay Hercon the milestone payments set forth in Section 5.1.

(d) Funding of the Pivotal Bio-Equivalence Study by Ranbaxy. Ranbaxy shall, at its own cost and expense, engage a contract research organization to conduct pivotal bioequivalence study. Notwithstanding the foregoing, the parties acknowledge and agree that in no event shall Ranbaxy be required to conduct more than one (1) pivotal bioequivalence study for the Commercial Products. In the event that the pivotal bio-equivalence study fails to demonstrate the bio-equivalence of the Commercial Products as set forth in Exhibit E, then Ranbaxy shall have the right, but not the obligation, to terminate this Agreement in accordance with Section 12.2(b)(iv).

(e) Filing of a Product ANDA. Subject to Hercon's assistance as set forth in Section 3.1 above, Ranbaxy shall, at its own cost and expense, prepare, file and prosecute the Product ANDA with the FDA.

ARTICLE IV
POST-ANDA APPROVAL MANUFACTURING OF COMMERCIAL PRODUCT

4.1 **Commercial Products Supply and Purchase Obligations**. Hercon understands and agrees that Ranbaxy does not warrant or commit that the Commercial Products will be successfully developed, be submitted for applicable regulatory approval, receive applicable regulatory approval or be successfully marketed and commercialized.

During the applicable term of this Agreement, Hercon shall manufacture and supply the Commercial Products exclusively for Ranbaxy. Except as otherwise provided in Section 4.4(a) and Section 4.6(a), Ranbaxy shall purchase its requirements of the Commercial Products exclusively from Hercon during the term of this Agreement unless Hercon fails to supply conforming Commercial Products as Ranbaxy orders pursuant to Section 4.4(c) below (subject to Section 4.4(b) below) for any two (2) out of six (6) consecutive calendar quarters, in which case Ranbaxy's obligation to purchase the Commercial Products exclusively from Hercon shall terminate. Notwithstanding anything to the contrary contained herein, Ranbaxy and Hercon acknowledge and agree that Ranbaxy shall be obligated to purchase Commercial Products from Hercon to the extent that Ranbaxy or any of its Affiliates, agents or representatives are commercializing or marketing the Commercial Products in the Territory and is under no obligation to purchase Commercial Products under this Agreement to the extent it is not commercializing or marketing the Commercial Products in the Territory, and that Hercon is precluded from manufacturing or supplying the Commercial Products to any Person other than Ranbaxy.

4.2 **Manufacturing Practices**.

(a) Commercial Product Specifications. Hercon shall manufacture, fill, assemble, package, Label and warehouse the Commercial Products in conformity with the Commercial Product Specifications and in accordance with all applicable laws and regulations.

(b) GMP. Hercon shall manufacture the Commercial Products in accordance with GMP and the Product ANDA. Hercon shall advise Ranbaxy of any proposed process changes that have regulatory implications prior to their implementation by Hercon. Ranbaxy shall have the right, at its sole expense, to audit Hercon for compliance with GMP on reasonable notice during normal business hours at least once in each calendar year, and more often in Ranbaxy's reasonable discretion.

(c) Active Pharmaceutical Ingredient. Consistent with the Product ANDA, Hercon shall supply and use the active pharmaceutical ingredient [redacted] as instructed by Ranbaxy and may either manufacture such active ingredient or source such ingredient from a third party supplier acceptable to Ranbaxy as evidenced by Ranbaxy's prior written consent, which consent shall not be unreasonably withheld considering quality, price and delivery terms from such third party supplier.

(d) Certificates of Analysis. Hercon shall provide Ranbaxy with a certificate of analysis for each shipment of the Commercial Products manufactured and supplied hereunder based upon a reference standard established by Hercon and reasonably acceptable to Ranbaxy.

(e) Quality Control Information. Upon the reasonable request of Ranbaxy, Hercon shall provide Ranbaxy with such information, including analytical and manufacturing documentation, requested by Ranbaxy regarding quality control of the Commercial Products supplied hereunder.

(f) Packaging Control. In addition to its obligations pursuant to Sections 4.2 (d) and (e), Hercon will evaluate and inspect each batch of Commercial Products in accordance with Packaging guidelines set forth in the Commercial Product Specifications and will provide Ranbaxy with a Commercial Products lot release.

(g) Compliance with Laws. Hercon shall develop and manufacture all Commercial Products in accordance with the Commercial Product Specifications. All Commercial Products shall be stored and packaged in accordance with the requirements of the Food, Drug and Cosmetic Act (**"FD&C Act"**) and the rules and regulations of the FDA promulgated thereunder. Commercial Products shall, at the time of shipment, not be adulterated or misbranded within the meaning of the FD&C Act.

(h) Inspection. Ranbaxy, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Hercon to manufacture Commercial Products to review the Commercial Products related records and the facilities.

4.3 **Labeling and Packaging.**

(a) Labeling. The Commercial Products and all Labeling, advertising and promotional material used in connection therewith, shall conform to the Commercial Product Specifications. Ranbaxy shall be responsible for all informational and graphical content on all Labels and Labeling for the Commercial Products and for the compliance of all such Labels and Labeling with applicable law. Should Ranbaxy desire or be required to make any change in any such Label or Labeling, Ranbaxy shall be responsible for the updating of all artwork and text associated with such change and providing such changes to Hercon. Hercon shall make all necessary arrangements for such changed Labels or Labeling to be printed and shall provide to Ranbaxy printer's proofs for Ranbaxy's review. Ranbaxy shall promptly either provide Hercon any necessary corrections thereto or notify Hercon of its approval of such proofs. Ranbaxy shall reimburse Hercon for the cost of preparing the proofs of such new Labels or Labeling, as well as all other reasonable out-of-pocket costs associated with such new Labels or Labeling.

(b) Packaging. Hercon shall supply all Packaging and Labels for the Commercial Products under this Agreement and such Packaging and Labels shall be in accordance with the Commercial Product Specifications and as provided herein.

4.4 **Forecasts; Orders.**

(a) No later than March 1 of the calendar year prior to the calendar year of the anticipated Launch Date, and no later than March 1 of each calendar year thereafter, Ranbaxy shall prepare and provide Hercon with a written forecast of the estimated Commercial Products requirements of Ranbaxy and its Affiliates for the next ensuing calendar year for the purpose of allowing Hercon to submit to the DEA and potential API supplier(s) all necessary information to obtain approval for, and secure the acquisition of, the quantities of the API necessary to manufacture and supply the Commercial Products to Ranbaxy during such calendar year in accordance with the forecasts to be provided in Section 4.4(b) below, provided however that such forecast constitutes an estimate of Ranbaxy's requirements for the Commercial Products, is non-binding on Ranbaxy and does not constitute an order for the Commercial Products. The parties acknowledge and agree that Hercon's ability to deliver the quantities of Commercial Products per the forecasts referred to above, is dependant on the availability of API from a third party supplier; and should the API not be available due to circumstances beyond Hercon's control and not the result of Hercon's negligence or failure to take commercially reasonable efforts to arrange for the supply of sufficient quantities of API to satisfy Ranbaxy's forecasted requirements, than Hercon's inability to supply the forecasted quantities due to such unavailability of API will not constitute a Supply Interruption as defined by Section 4.6 below, nor a breach by Hercon of its obligations in this Agreement, provided further that Ranbaxy shall be entitled, at its cost and expense, to obtain from an Alternate Manufacturer such quantities of the Commercial Products that Hercon cannot supply as the result of unavailability of supply of API to Hercon. The Parties also acknowledge and agree that Ranbaxy's requirements may be increased during such calendar year and that Hercon shall be responsible for submitting to DEA any requests for approval of increases in the quantities of the API that may be purchased by Hercon during such calendar year in connection with its manufacture and supply obligations as set forth herein. The Parties further acknowledge and agree that Hercon's inability to supply such increases in order quantities above the yearly forecasts will not constitute a Supply Interruption as defined in Section 4.6 below, nor a breach of this contract, if such inability to supply said increases in order quantities results from the unavailability or delayed delivery of additional quantities of API to satisfy such requested increased quantities of the Commercial Products, as provided herein, provided further that Ranbaxy shall be entitled, at its cost and expense, to obtain from an Alternate Manufacturer such quantities of the Commercial Products that Hercon cannot supply as the result of such unavailability, or delayed delivery, of additional quantities of API to accommodate Ranbaxy's increased quantity requirements of the Commercial Products, or as the result of Hercon's inability to supply such excess quantities of the Commercial Products, whether as the result of capacity limitations at Hercon's facility or otherwise.

(b) Not later than ninety (90) calendar days prior to the anticipated Launch Date, Ranbaxy shall provide to Hercon a rolling forecast that estimates the quantity of the Commercial Products to be purchased by Ranbaxy, including strengths and Packaging sizes, during the upcoming two (2) calendar quarters. Thereafter, not later than the sum of the lead time required by Hercon's third party API supplier to manufacture and supply quantities of API to Hercon plus thirty (30) calendar days prior to the start of each calendar quarter during the Term, Ranbaxy shall provide to Hercon a rolling forecast that estimates the quantity of the Commercial Products to be purchased by Ranbaxy, including strengths and Packaging sizes, during the upcoming two (2) calendar quarters. The first calendar quarter of any such forecast will constitute a Binding Purchase Order from Ranbaxy for the amounts forecasted for the

Commercial Products for such calendar quarter. Except for the first calendar quarter of any and each such rolling forecast, which constitutes a binding purchase order as provided above, such forecast will constitute an estimate of Ranbaxy's requirements for the Commercial Products, which is supplied for the convenience of Hercon, is non-binding on Ranbaxy, and will not constitute an order of the Commercial Products. Hercon shall maintain an adequate supply of the Commercial Products based upon Ranbaxy's rolling forecasts. Hercon shall use commercially reasonable efforts to fill any Ranbaxy order for the Commercial Products that is greater than the amounts forecasted; provided, however, that (i) Hercon's failure to fill any order that exceeds 125% of the amount forecasted or (ii) Hercon's inability to provide any quantities over the forecasted quantities from Section 4.4(a) above due to the unavailability or delayed delivery of API or other raw materials (as ordered based on the annual and/or quarterly forecast), and which is not the result of Hercon's negligence or failure to take commercially reasonable efforts to arrange for the timely supply of sufficient quantities of API to satisfy Ranbaxy's forecasted requirement, will not constitute a Supply Interruption as defined in Section 4.6 below, nor a breach by Hercon of its obligations under this Agreement. If Hercon becomes aware of any circumstances that may cause Hercon to default in its obligations to deliver such quantities of conforming Commercial Products as Ranbaxy orders for any calendar quarter, Hercon shall give Ranbaxy prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

(c) During the first week of each calendar quarter, Ranbaxy shall make all purchases hereunder by submitting firm purchase orders to Hercon. Each such purchase order shall be in writing in a form reasonably acceptable to Hercon, and shall specify the description of the Commercial Products ordered, the quantity ordered, the price therefore under Section 5.2 below, the place of delivery and the required delivery date, with such delivery requirement dates spread reasonably evenly over the quarter to the reasonable extent possible. Ranbaxy may request confirmation of a given quarterly binding purchase order and Hercon shall confirm these purchase orders in writing within ten (10) working days of receipt of said orders. Requests for confirmation by Ranbaxy must be sent in certified mail to Hercon, c/o Mr. Don Kauffman, PO Box 467 Emigsville, PA 17318. Order confirmations by Hercon must be sent by certified mail to Ranbaxy, c/o Mr. Phanindranath Punji, Ohm Laboratories Inc., 14 Terminal Road, New Brunswick, NJ 08901. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

4.5 **Delivery and Acceptance**.

(a) Delivery. All Commercial Products supplied under this Agreement shall be shipped F.O.B. Emigsville as designated by Ranbaxy in the applicable purchase order. Ranbaxy shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and/or other charges applicable to the sale and transport of Commercial Products purchased by Ranbaxy hereunder prior to delivery thereof by Hercon to such Ranbaxy designated location. Title and risk of loss and damages to Commercial Products purchased by Ranbaxy hereunder shall pass to Ranbaxy upon delivery to Ranbaxy's designated carrier.

(b) Rejection and Cure. If a shipment of Commercial Products or any portion thereof fails to conform to the applicable Commercial Product Specifications, then Ranbaxy shall have the right to reject such nonconforming shipment of Commercial Products or the

nonconforming portion thereof, as the case may be. Ranbaxy shall give written notice to Hercon of its rejection hereunder, within forty five (45) days after Ranbaxy's receipt of such shipment, specifying the grounds for such rejection; provided, however, that in the event such defect is latent or was not obvious and could not be readily discovered from a physical inspection of the Commercial Products shipment, Ranbaxy may give written notice to Hercon of its rejection of such shipment within forty-five (45) days after Ranbaxy's discovery of such non-conformance. The nonconforming shipment of Commercial Products, or the nonconforming portion thereof, shall be held for Hercon's disposition, or shall be returned to Hercon, in each case at Hercon's expense, as directed by Hercon. Hercon shall use its commercially reasonable efforts to replace each nonconforming shipment of Commercial Products, or the nonconforming portion thereof, with conforming Commercial Products as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within forty-five (45) days after the receipt of replacement API which shall be ordered no later than 10 days after receipt of notice of rejection thereof, provided that Hercon does not already possess sufficient quantities of API. In the event that Hercon possesses sufficient quantities of API to manufacture and satisfy quantities of the Commercial Products subject to then-current open purchase orders and such replacement Commercial Products pursuant to this Section 4.5(b), or a portion thereof, then Hercon shall supply such replacement Commercial Products, or a portion thereof, within forty five (45) days after receipt of notice of rejection thereof.

In the event of a conflict regarding any non-conforming Commercial Products which Ranbaxy and Hercon are unable to resolve, a sample of such Commercial Products, together with mutually agreed upon questions, shall be submitted by Ranbaxy to an independent laboratory reasonably acceptable to both parties for testing against the Commercial Product Specifications and the test results (**"Test Results"**) obtained by such laboratory shall be final and binding upon the parties. The fees and expenses of such laboratory testing, and all additional shipping and transportation costs incurred as a result of the dispute, shall be borne entirely by the party against whom such laboratory findings are made. In the event the Test Results indicate that the Commercial Products in question do not conform to the Commercial Product Specifications, Hercon shall replace such Commercial Products with conforming Commercial Products in accordance with this Section.

(c) Warranty. Hercon warrants that (a) Commercial Products manufactured hereunder shall conform with the Commercial Product Specifications; (b) Commercial Products shall be manufactured hereunder in accordance with all applicable laws and regulations, GMP and the Regulatory Dossier; (c) all raw materials, including, without limitation, the API will not be adulterated or otherwise violate the FD&C Act, (d) Hercon is not debarred and will not use in any capacity the services of any person debarred under Subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992, and (e) the manufacture and sale of Commercial Products by Hercon hereunder, and the use thereof by Ranbaxy and its Affiliates contemplated hereby, shall not infringe the patent rights of any Person or constitute a misappropriation of the trade secrets or other intellectual property rights of any Person, except for any such infringement or misappropriation arising directly from Hercon's use of Intellectual Property (collectively, parts (a), (b) and (c) above comprise the "**Limited Warranty**"). HERCON MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMMERCIAL PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

4.6 **Supply Interruption.**

(a) A Supply Interruption shall be defined specifically as set forth herein, in the following scenarios: In the event: (i) Hercon is unable to supply at least [redacted]% of the Commercial Product subject to a confirmed purchase order to Ranbaxy for sixty (60) days or more from the delivery date on a given purchase order, or (ii) Hercon fails to confirm any binding quarterly purchase order as stated in Section 4.4(c) because of its inability to supply at least [redacted] percent ([redacted]%) of the amount forecasted therein (each of the foregoing a "Supply Interruption"), then at Ranbaxy's option: (A) Hercon shall supply the undelivered Commercial Products at a future date agreed upon by the parties, or (B) Ranbaxy shall have the right to purchase comparable quantities of the Commercial Product from an existing third party manufacturer (an "Alternate Manufacturer") during the period of such Supply Interruption.

(b) Upon the occurrence of a Supply Interruption, and until a reasonable time after there is a resumption of supply by Hercon, Ranbaxy may obtain the Commercial Product from an Alternate Manufacturer, subject to Section 4.7 below. Ranbaxy shall not be obligated to make any payment to Hercon pursuant to this Agreement for Commercial Product supplied by an Alternate Manufacturer due to a Supply Interruption. Hercon shall promptly reimburse Ranbaxy for (i) the difference between the aggregate price of the Commercial Product supplied by an Alternate Manufacturer and the aggregate amount Ranbaxy would have paid to Hercon for the same quantity of the Commercial Product had there been no Supply Interruption up to [redacted]% of the Transfer Price, and (ii) all reasonable costs and out of pocket expenses incurred by Ranbaxy in purchasing the Product from an Alternate Manufacturer.

4.7 **Resumption of Supply.**

(a) Hercon shall have ninety (90) days from the date of the commencement of any Supply Interruption to resume its supply obligations in accordance with this Agreement. Hercon shall provide Ranbaxy with written notice of its ability to resume its supply obligation (the "Resumption Notice"), if Hercon is able to resume its supply obligation within such ninety (90) day period. The Resumption Notice must list a date on which Hercon will be able to resume its supply obligation and provide reasonable assurances to Ranbaxy of Hercon's ability to perform fully its obligations under this Agreement.

(b) Upon Ranbaxy's receipt of the Resumption Notice, unless otherwise agreed to in writing by Ranbaxy and Hercon, Ranbaxy shall resume purchasing all of its requirements for the Product from Hercon commencing on the beginning of the first day of the month following the month Ranbaxy receives the Resumption Notice.

(c) Notwithstanding anything contained in Section 4.7, Ranbaxy may immediately terminate this Agreement, following thirty (30) days prior written notice, if (i) Hercon is unable to resume its supply obligations within ninety (90) days of the commencement of a Supply Interruption, (ii) more than two (2) Supply Interruptions occur within any twenty-four (24) month period, or (iii) more than three (3) Supply Interruptions occur during the Term.

4.8 **Alternate Manufacturer.** In case of Supply Interruption, Ranbaxy may designate, qualify and maintain an experienced Third Party transdermal manufacturer as an alternative supplier of the Commercial Products ("Alternate Manufacturer"). Hercon agrees to

promptly cooperate with Ranbaxy (at such times and locations as may reasonably be requested by Ranbaxy) in qualifying an Alternate Manufacturer for the manufacture of the Commercial Products and shall provide access to any and all original processes, records and any other information unique and exclusive to the manufacture of the Commercial Products and reasonably necessary for the approval of an Alternate Manufacturer to manufacture the Commercial Products in accordance with the Product Specifications, such records, processes and information to be subject to the Confidentiality Obligations of Article 10 hereof. Such cooperation shall include, without limitation, participation by Hercon's representatives in meetings with representatives of potential Alternate Manufacturers and FDA and/or DEA as may be reasonably necessary, providing prompt access to the appropriate level of technological and Product detail that is unique and exclusive to the manufacture of the Commercial Products to enable such Alternate Manufacturer to become qualified and capable to manufacture the Commercial Products in accordance with the relevant provisions of this Agreement. Prior to the designation and use of an Alternate Manufacturer by Ranbaxy, Ranbaxy shall cause such Alternate Manufacturer to execute Hercon's form nondisclosure and/or confidentiality agreement. In the event Ranbaxy qualifies an Alternate Manufacturer, all costs of qualifying such Alternate Manufacturer and obtaining any necessary approval for the Commercial Products manufactured by such Alternate Manufacturer shall be borne entirely by Ranbaxy.

ARTICLE V
MILESTONE PAYMENTS; PRICE AND PAYMENT TERMS

5.1 **Milestone Payments.** For the development services rendered to Ranbaxy by Hercon under Section 3.1 in connection with the approval of the Product ANDA (specifically excluding services rendered under Section 3.1(b), which are addressed in Section 3.2(a)), Ranbaxy shall remit to Hercon the following milestone payments:

MILESTONE	MILESTONE PAYMENT AMOUNT
A. 5 days after the Execution of this Agreement	$[redacted]
B. Successful Completion of the Placebo Trial Runs	$[redacted]
C. Successful Completion of the Active Trial Run	$[redacted]
D. Delivery of Clinical Supply Materials	$[redacted]
E. Initiation of Process Validation	$[redacted]
F. Successful Completion of Process Validation	$[redacted]
TOTAL	$[redacted]

Milestone payments reflect the cost for only one set of stability runs, clinical supplies, and process validation. Any additional requirements will necessitate additional funding, provided however that if an additional set of stability runs, clinical supplies and/or process validation batches is required as a direct result of Hercon's breach or failure to comply with its development obligations (which failure by Hercon is not itself caused by the failure of Ranbaxy to perform under this Agreement) then such additional sets shall also be provided by Hercon to Ranbaxy at no additional charge to Ranbaxy.

Each of the above-referenced milestone payments shall only be payable once no later than thirty (30) days from the date of its achievement, with the exception of milestone A above, which shall be payable once, no later than five (5) days from the date of the execution of this Agreement. A more detailed description of each milestone is set forth on Exhibit B hereto. The receipt of the milestone payments is expressly conditioned on Hercon providing Ranbaxy with all necessary documentation and data reasonably requested by Ranbaxy in order to determine the achievement of any such milestone.

5.2 **Price**. (a) Ranbaxy shall purchase from Hercon the Commercial Products which are accepted pursuant to Section 4.5 at the Transfer Price. The Transfer Price for each delivery strength of the Commercial Product is based on the cost per [redacted] of API as more fully described on the pricing table in Exhibit D attached hereto. By way of example, if the cost of the API is $[redacted] per [redacted], then the Transfer Price for the [redacted] mcg/hr. delivery strength shall be $[redacted] per unit. Notwithstanding the foregoing, in the event the cost of the API, has no associated Transfer Price listed on Exhibit D, then Ranbaxy shall have the right to terminate this Agreement with respect to such strength or strengths on ninety (90) days' prior written notice, provided however that Ranbaxy reimburses Hercon for all purchases of both API and raw material that were ordered based on Ranbaxy's forecast, and provided however that in the event Ranbaxy and Hercon agree upon a revised Transfer Price applicable to such sales, with respect to such strength or strengths within such ninety (90) day period, then Ranbaxy's termination shall be of no further force or effect

(b) Ranbaxy shall be entitled to retain and offset against any payments due to Hercon under Section 5.2(a), the full amount of the principal and accrued interest under the Loan referenced in Section 3.2(a) above.

(c) In the event that (i) Ranbaxy or its Affiliates intend to seek regulatory approval to manufacture, market and/or sell the Commercial Products outside the United States and (ii) compliance with such non-United States regulatory approval requirements will require product test data not otherwise required or available from the Products ANDA submission (for example, stability data), Ranbaxy agrees to fund Hercon's reasonable out-of-pocket costs and expenses, in such amounts as Ranbaxy shall authorize in writing prior to the incurrence of any such costs or expenses, relating to such additional regulatory test data or submissions, provided however that nothing contained herein shall obligate Ranbaxy to source any quantities of the Commercial Products from Hercon for sales by Ranbaxy outside of the Territory.

5.3 **Invoicing**. Upon shipment of Commercial Products to Ranbaxy, Hercon shall submit invoices therefore to Ranbaxy. Ranbaxy shall pay each invoice in full within thirty (30) days after the date of invoice. All payments made under this Agreement shall be in U.S. Dollars.

ARTICLE 6
FURTHER OBLIGATIONS OF THE PARTIES

6.1 **Drug Master File, Regulatory Dossiers**. Hercon shall provide Ranbaxy with such assistance as Ranbaxy shall reasonably request to obtain a nonexclusive right of reference to the Drug Master File of any third-party supplier of the API and other raw materials for the Commercial Products designated from time to time by Ranbaxy. The Product ANDA and all Regulatory Dossiers shall be owned by Ranbaxy and Hercon shall have no rights therein.

6.2 **Facility Qualification.** In addition to Hercon's responsibilities set forth in Section 3.1(b) hereof, Hercon shall, at no cost to Ranbaxy, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Hercon manufactures Commercial Products hereunder (the "Facility"), as required under applicable law in the United States and each other country in the Territory, to enable Ranbaxy to obtain and maintain all applicable Regulatory Dossiers for the Commercial Products consistent with the requirements of the FDA and DEA.

6.3 **Recall.** In the event either party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any of the Commercial Products which were sold by Hercon or its Affiliates to Ranbaxy or its Affiliates under this Agreement (a "**Recall**"), Hercon and Ranbaxy shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any of the Commercial Products shall be made by Ranbaxy; provided, however, that Hercon shall not be prohibited hereunder from taking any action that it is required to take by applicable law. Ranbaxy shall bear all costs in connection with any such Recall; provided, however, that Hercon shall reimburse Ranbaxy for all reasonable out-of-pocket expenses incurred by Ranbaxy in connection with any such Recall attributable to any breach by Hercon hereof, including without limitation, Hercon's failure to manufacture and supply any of the Commercial Products in accordance with the Limited Warranty.

6.4 **Further Obligations of Hercon.** During the term of this Agreement, Hercon shall:

(a) At its own expense, promptly respond to all reasonable inquiries from Ranbaxy pertaining to the supply of the Commercial Products.

(b) Without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize the Commercial Products delivery time.

(c) Furnish or otherwise make available to Ranbaxy current copies of all issued master batch records, procedures, specifications and methods and standard operating procedures related to the Commercial Products that are material to regulatory filings and submit

to Ranbaxy for written approval (which approval shall not be unreasonably withheld) prior to implementation of any and all proposed changes to the same that are material to regulatory filings.

(d) Obtain Ranbaxy's written approval (which approval shall not be unreasonably withheld) prior to implementing any proposed manufacturing changes related to the Commercial Products which may affect regulatory status, such as suppliers of raw material used in the Commercial Products, containers, Packaging, Labeling, Commercial Product Specifications, manufacturing process, testing or the facilities which are related to the manufacturing of Commercial Products.

(e) Promptly notify Ranbaxy of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Commercial Products or the manufacture of the Commercial Products. At its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to Hercon's manufacture of the Commercial Products.

(f) Provide ongoing technical product support with respect to the Commercial Products.

(g) To the extent required under FDA regulation, perform stability studies on at least one commercial batch of each Commercial Product per year and provide copies of such stability studies to Ranbaxy.

6.5 **Further Obligations of Ranbaxy.** During the term of this Agreement, Ranbaxy shall:

(a) At its own expense, promptly respond to all reasonable inquiries from Hercon pertaining to the supply of the Commercial Products.

(b) Assume all responsibility for maintaining the Product ANDA and any supplements thereto, including making additional filings with the FDA, and advise and consult with Hercon in relation to any change or supplement to the Product ANDA before implementation.

(c) Use commercially reasonable efforts to, at its own cost, obtain and maintain any and all Federal and state Regulatory Dossiers and/or licenses with respect to the marketing, sale and distribution of the Commercial Products.

(d) Promptly notify Hercon of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Commercial Products or the manufacture of the Commercial Products.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 **Representations and Warranties**. Each party hereby represents and warrants to the other party as follows:

(a) Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c) Consents. All necessary consents, approvals and authorizations of and notices to all governmental authorities and other Persons required to be obtained or provided by such party in connection with its performance of this Agreement have been obtained or provided.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

7.2 **Insurance**. Ranbaxy shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Commercial Products under this Agreement, with a minimum limit of liability of Five Million Dollars ($5,000,000) per occurrence and in the aggregate and umbrella coverage of Five Million Dollars ($5,000,000). Hercon shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Commercial Products under this Agreement, with a minimum limit of liability of Five Million Dollars ($5,000,000) per occurrence and in the aggregate and umbrella coverage of Five Million Dollars ($5,000,000) Each party shall cause the other party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request. Each party shall give the other party at least thirty (30) days' notice of any cancellation, termination or change in such insurance.

ARTICLE 8
INDEMNIFICATION

8.1 **Hercon's Indemnity Obligations**. Hercon shall defend, indemnify and hold harmless Ranbaxy, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "**Damages**") relating to or arising from (a) Hercon's development and related obligations under this Agreement, including, without limitation, all data and other information provided to Ranbaxy for use in the preparation and filing of the Product ANDA, to the extent it does not emanate from the Intellectual Property

(b) the manufacture of the Commercial Products, (c) any breach by Hercon or its Affiliates of this Agreement, including without limitation, the Limited Warranty, and (d) any claims of infringement or misappropriate relating to any intellectual property used by Hercon (expressly excluding the Intellectual Property) in the fulfillment of its development and related obligations under Section 3.1 hereof, including, without limitation, any modifications to the Intellectual Property without Ranbaxy's prior written consent.

8.2 **Ranbaxy's Indemnity Obligations.** Ranbaxy shall defend, indemnify and hold harmless Hercon and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) the handling, possession, use, marketing, distribution or sale of the Commercial Products by Ranbaxy or its Affiliates following Hercon's delivery of the Commercial Products to Ranbaxy, and use by the consumer, except to the extent such Damages give rise to an indemnification claim of Ranbaxy under Section 8.1 above, (b) any claims of infringement or misappropriation relating to the Intellectual Property used by Hercon in the development and/or manufacture of the Commercial Products and (c) any and every claim that may arise that cannot be demonstrably proven to be a result of the manufacturing performance of the Commercial Products or the manufacturing process, including but not limited to formulation as received from Labtec GmbH, patient behavior, and content labeling but not including changes to the formulation made by Hercon pursuant to its development obligations hereunder.

8.3 **Indemnification.** A party (the "**indemnitee**") that intends to claim indemnification under this Article 8 shall notify the other party (the "**indemnitor**") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor, except as set forth in the immediately preceeding sentence. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

8.4 **LIMITATIONS ON INDEMNIFICATION.** NOTWITHSTANDING ANY CONTRARY PROVISION HEREIN NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF

ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 9
RELATIONSHIP BETWEEN THE PARTIES

9.1 **Independent Contractor**. The relationship between Hercon and Ranbaxy is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

ARTICLE 10
CONFIDENTIALITY AND PUBLIC DISCLOSURE

10.1 **Mutual Confidentiality**. Except as may be required to obtain government approval to manufacture, sell or use the Commercial Products, Hercon and Ranbaxy will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each Party agrees to return to the other upon the expiration or termination of this Agreement all Confidential Information acquired from the other, including, without limitation, the Intellectual Property, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by the Other Party's legal department. Neither Party shall, during the period of this Agreement and for five (5) years thereafter, without the express prior written consent of the other party use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Both Parties, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that Hercon or Ranbaxy is required by law or regulation to disclose, provided however that the Disclosing Party shall so notify the Other Party of its intent and cooperate with the Other Party on reasonable measures to protect the confidentiality of the information.

10.2 **Public Disclosure**. No announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party's performance hereunder will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to agree on the text, and to coordinate the release, of a press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

ARTICLE 11
INVENTIONS AND WORK PRODUCT

11.1 **Work for Hire**. Hercon shall disclose to Ranbaxy in writing any invention, development, information or idea, whether patentable or not, made or conceived by Hercon or any of its employees or consultants, in the course of performing its development, manufacturing or supply obligations hereunder, relating solely to the Commercial Product or the receipt of Confidential Information of Ranbaxy (collectively, the "Inventions"). All Inventions shall be the sole and exclusive property of Ranbaxy. Hercon shall grant, assign and convey to Ranbaxy (or its nominee) and, upon request, execute all applications, assignments and other instruments which Ranbaxy (or its nominee) shall deem reasonably necessary in order to apply for and obtain invention rights, patents, patent applications, letters patent, copyrights and reissues thereof ("Rights") in the United States and foreign countries on Inventions, in order to assign and convey to Ranbaxy (or its nominee) the sole and exclusive right, title and interest in and to the Inventions and the Rights. Hercon shall execute, acknowledge and deliver, and shall cause its employees and consultants to execute, acknowledge and deliver, all such further papers as Ranbaxy may reasonably request to enable Ranbaxy (or its nominee) to publish or protect Inventions and render such further assistance as Ranbaxy may reasonably request in the prosecution of Rights and in any patent office proceeding or litigation involving Inventions. Ranbaxy will reimburse Hercon for reasonable and customary out-of-pocket expenses incurred by it in connection with its activities in carrying out the aforesaid obligations with respect to Inventions.

11.2 **Injunctive Relief**. Both Parties acknowledge and agree that, because of the unique and extraordinary nature of the development, manufacturing and supply obligations, any breach or threatened breach of the provisions of Section 11.1 and 10.1 hereof would cause irreparable injury and incalculable harm to one another and the harmed party shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by either Party to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which it may have with respect to such breach or threatened breach. The parties agree that in the event of any action, suit or proceeding at law or in equity brought to enforce the covenants contained in Section 11.1 hereof, or to obtain money damages for breach thereof, the party prevailing in any such action, suit or proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorney's fee and disbursements) incurred in connection therewith.

ARTICLE 12
TERM AND TERMINATION

12.1 **Term**. Unless terminated earlier pursuant to Section 12.2 below, the initial term of this Agreement shall expire on the date ten (10) years from the date of first Launch of the Commercial Products; provided, however, that the term of this Agreement shall be automatically extended for additional terms of two (2) years each thereafter unless either Party gives to the other not less than one hundred eighty days' (180) written notice of termination prior to the expiration of the initial term, or any additional term, of this Agreement.

12.2 **Termination**.

(a) By Either Party or Both Parties.

(i) This Agreement may be terminated immediately upon mutual consent of both Parties upon mutually accepted terms; or

(ii) Either Party shall have the right to terminate this Agreement, upon or after the breach of any material provision of this Agreement by the other Party if the other Party has not cured such breach within thirty (30) days after receipt of written notice thereof from the non-breaching Party; or

(iii) A Party shall have the right to terminate this Agreement upon written notice, at any time after the other Party (the "**Bankrupt Party**") is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty days of the institution or presentation thereon; (5) has a resolution passed for its winding up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all, or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty days thereafter; (8) causes or is subject to any event with respect to which, under the applicable law of any jurisdiction, has analogous effect to any of the events specified in clauses (1), (2) or (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts. or,

(iv) Either Party shall have the right to terminate this Agreement upon thirty (30) days' prior written notice in the event the Parties cannot mutually agree upon the incremental costs and expenses to be paid by Ranbaxy for additional set(s) of stability runs, clinical supplies and/or process validation batches in accordance with Section 3.1(d).

(b) By Ranbaxy.

(i) Ranbaxy shall have the right to terminate this Agreement, on thirty (30) days written notice to Hercon if, through no breach of Ranbaxy's obligation under this Agreement, but as a direct result of Hercon's failure to perform according to the obligations contained in this Agreement, (which failure by Hercon is not itself caused by the failure of

Ranbaxy to perform under this Agreement) the Product ANDA has not been submitted to the FDA for approval on or before May 30, 2006 or, if submitted, has been rejected by the FDA; or

(ii) Ranbaxy shall have the right to immediately terminate this Agreement in the event that Hercon fails to meet any milestone set forth in Section 5.1 and Exhibit B hereto within ninety (90) days of the due date for such milestone as a direct result of Hercon's failure to perform according to the obligations contained in this Agreement; or

(iii) Ranbaxy shall have the right to terminate this Agreement, on thirty (30) days' prior written notice to Hercon, pursuant to Section 4.7(c) above; or

(iv) Ranbaxy shall have the right to terminate this Agreement on thirty (30) days' written notice to Hercon if the Commercial Products fail to meet the success criteria set forth in Exhibit E attached hereto in connection with the pivotal bioequivalence studies for the Commercial Products.

(v) Ranbaxy shall have the right to terminate this Agreement immediately upon the early termination of that certain Product Development and License Agreement, dated June 8, 2004 (the "License Agreement"), by and between Ranbaxy and [redacted], provided, however, that this Section 12.2(b)(v) shall only apply to the extent that the earlier termination of the License Agreement applies to the Territory, provided, further, that all terms of this Agreement shall survive any such termination and be reinstated if an alternate licensing arrangement for the Commercial Product is entered into or re-established between Ranbaxy (and its Affiliates) and [redacted] for a period of ten (10) years of such earlier termination (Exhibit F contains a copy of "Article 12. Term; Termination" of the License Agreement).

Furthermore, Ranbaxy agrees to reimburse Hercon an amount up to [redacted] Dollars ($[redacted] in connection with Hercon's capital expenditures made to the Facility solely related to the development and manufacture of the Commercial Product by Hercon, in the event such termination is premised upon Section 12.2(c) in the License Agreement and the termination occurs anytime before the completion of the first year following Launch of the Commercial Product, provided, further, that Hercon shall provide such reasonable documentation necessary to confirm the capital expenditures actually made as of the effective date of termination of this Agreement; or

(vi) Ranbaxy shall have the right to terminate this Agreement, upon ninety (90) days' prior written notice in the event that the per [redacted] cost of the API is no longer reflected in Exhibit D provided however, that Ranbaxy's right and notice of termination shall be vacated and of no force and effect in the event that Ranbaxy and Hercon shall have agreed upon a revised Transfer Price for such strength or strengths within such ninety (90) day notice period; or

(vii) Ranbaxy shall have the right to terminate this Agreement, on thirty (30) days prior written notice to Hercon, if, through no breach of Ranbaxy's or Hercon's obligations under this Agreement, the Product ANDA has not been submitted to the FDA for approval on or before May 30, 2006 or, if submitted, has been rejected by the FDA.

Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) By Hercon.

(i) Hercon shall have the right to terminate this Agreement upon thirty (30) days prior written notice if Ranbaxy fails to order a minimum of (i) $[redacted] for [redacted] consecutive quarters or (ii) $[redacted] total for a given calendar or contract year; or

(ii) Hercon shall have the right to terminate this Agreement, on thirty (30) days' prior written notice to Ranbaxy, if, through no breach of Ranbaxy's or Hercon's obligations under this Agreement, the Product ANDA has not been submitted to the FDA for approval on or before May 30, 2006, or if submitted, has been rejected by the FDA.

12.3 **Rights and Remedies Upon Expiration or Termination**.

12.3.1 Termination Under Section 12.2(a)(iv), Section 12.2(b)(iv, v and vii). Upon the expiration of the Term or the termination of this Agreement pursuant to Section 12.2(a)(iv) and Section 12.2(b)(iv, v and vii) hereof: (a) the license granted to Hercon under Section 2.1 shall terminate; (b) Hercon's obligations to develop the Commercial Products and to manufacture and supply the Commercial Products to Ranbaxy and Ranbaxy's obligations under this Agreement shall terminate; (c) Hercon shall promptly deliver to Ranbaxy all manufactured Commercial Products in its possession and control to Ranbaxy upon receiving payment for such remaining Commercial Products at the agreed upon Transfer Price; (d) Ranbaxy shall pay to Hercon (i) all unpaid milestone payments for which the corresponding milestones have been met at the date of termination as provided in Section 5.1 and Exhibit B, (ii) a pro-rated amount of the next milestone payment that fairly reimburses Hercon for the time and materials invested into reaching the following milestone, (iii) any outstanding invoices for Commercial Products due under Section 5.2 up to the date of termination, including the payment for the Commercial Products delivered in accordance with subsection (c) above, and (iv) payment for all API and raw materials actually acquired as a result of Ranbaxy's forecast subject to Ranbaxy's set-off rights provided in Section 5.2(b); (e) all Confidential Information, including, without limitation, the Intellectual Property belonging to the Disclosing Party will remain the sole and exclusive property of the Disclosing Party; (f) with the exception of data referred to in (i) below, all data obtained through Hercon's performance of its services under this Agreement, including, without limitation, any and all test data, bioequivalence study results, regulatory filings, reports, records and materials in Hercon's possession or control which are specifically exclusive to the manufacture of the Commercial Products, and any intellectual property developed by Hercon relating exclusively to the Commercial Products shall become the property of Ranbaxy and shall be promptly transferred to Ranbaxy by Hercon free of charge; (g) the Loan shall be forgiven if Ranbaxy has not offset or credited the Loan with purchase of Commercial Product yet, provided, however, that in the event of termination of this Agreement by either party pursuant to Section 12.2(a)(iv), Section 12.2(b)(iv), Section 12.2(b)(v) and Section 12.2(b)(vii), then Ranbaxy shall be entitled to enter upon the Facility and remove the HPLC Gradient system and the three (3) stability study chambers; (h) any and all API and raw materials paid for by Ranbaxy, that are in Hercon's possession at the date of termination shall be promptly delivered to Ranbaxy; and (i) all documentation associated with Commercial Product still in the marketplace will remain in

Hercon's possession for one (1) year past the expiry date of said product, as required by the FDA, and shall be transferred to Ranbaxy as appropriate.

12.3.2 Termination Under Section 12.2(a)(ii) Upon Material Breach by Ranbaxy or Termination Under Section 12.2(a)(iii) if Ranbaxy is the "Bankrupt Party" or 12.2(c). In the event this Agreement is terminated by Hercon pursuant to Section 12.2(a)(ii) as a result of a breach or default by Ranbaxy of its obligations under this Agreement or under section 12.2(a)(iii) if Ranbaxy is the "Bankrupt Party" or under Section 12.2 (c): (a) the license granted to Hercon under Section 2.1 shall terminate; (b) Hercon's obligations to develop the Commercial Products and to manufacture and supply the Commercial Products to Ranbaxy and Ranbaxy's obligations under this Agreement shall terminate; (c) Hercon shall promptly deliver to Ranbaxy all manufactured Commercial Products in its possession and control to Ranbaxy upon receiving payment for such at the agreed upon Transfer Price; (d) all Confidential Information, including, without limitation, the Intellectual Property belonging to the Disclosing Party will remain the sole and exclusive property of the Disclosing Party; (e) with the exception of the data referred to in (l) below, all data obtained through Hercon's performance of its services under this Agreement, including, without limitation, any and all test data, bioequivalence study results, regulatory filings, reports, records and materials in Hercon's possession or control which are specifically exclusive to the manufacture of the Commercial Products, and any intellectual property developed by Hercon relating exclusively to the Commercial Products shall become the property of Ranbaxy and shall be promptly transferred to Ranbaxy by Hercon free of charge; (f) the Loan shall become immediately forgiven; (g) any and all API and raw materials paid for by Ranbaxy, that are in Hercon's possession at the date of termination shall be promptly delivered to Ranbaxy; (h) Ranbaxy shall pay to Hercon all unpaid milestone payments for which the corresponding milestones have been met at the date of termination as provided in Section 5.1 and Exhibit B, (i) Ranbaxy shall reimburse Hercon for all purchases of both API and raw material that were ordered based on Ranbaxy's forecast, (j) Ranbaxy shall pay to Hercon a pro-rated amount of the next milestone payment that fairly reimburses Hercon for the time and materials invested into reaching the following milestone, (k) Hercon will be entitled to pursue all remedies available to Hercon at law or in equity; and (l) all documentation associated with Commercial Product still in the marketplace will remain in Hercon's possession for one (1) year past the expiry date of said product, as required by the FDA, and shall be transferred to Ranbaxy as appropriate.

12.3.3 Termination Under Section 12.2(a)(ii) Upon Material Breach by Hercon, Termination by Ranbaxy Under Section 12.2(b)(i, ii, iii or vi) or Termination Under Section 12.2(a)(iii) if Hercon is the "Bankrupt Party". In the event this Agreement is terminated by Ranbaxy pursuant to Section 12.2(a)(ii) upon material breach by Hercon or termination by Ranbaxy under Section 12.2(b)(i, ii, iii or vi) or under section 12.2(a)(iii) if Hercon is the "Bankrupt Party": (a) the license granted to Hercon under Section 2.1 shall terminate; (b) Hercon's obligations to develop the Commercial Products and to manufacture and supply the Commercial Products to Ranbaxy and Ranbaxy's obligations under this Agreement shall terminate; (c) Hercon shall promptly deliver to Ranbaxy all manufactured Commercial Products in its possession and control to Ranbaxy upon receiving payment for such at the agreed upon Transfer Price; (d) all Confidential Information, including, without limitation, the Intellectual Property belonging to the Disclosing Party will remain the sole and exclusive property of the

Disclosing Party; (e) with the exception of data referred to in (i) below, all data obtained through Hercon's performance of its services under this Agreement, including, without limitation, any and all test data, bioequivalence study results, regulatory filings, reports, records and materials in Hercon's possession or control which are specifically exclusive to the manufacture of the Commercial Products, and any intellectual property developed by Hercon relating exclusively to the Commercial Products shall become the property of Ranbaxy and shall be promptly transferred to Ranbaxy by Hercon free of charge; (f) the Loan shall accelerate and all amounts thereunder shall become immediately due and payable; (g) any and all API and raw materials paid for by Ranbaxy, that are in Hercon's possession at the date of termination shall be promptly delivered to Ranbaxy; (h) Ranbaxy will be entitled to pursue all remedies available to Ranbaxy at law or in equity; and (i) all documentation associated with Commercial Product still in the marketplace will remain in Hercon's possession for one (1) year past the expiry date of said product, as required by the FDA, and shall be transferred to Ranbaxy as appropriate.

ARTICLE 13
MISCELLANEOUS

13.1 **Notices**. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Ranbaxy, to it at:

Ranbaxy Pharmaceuticals Inc.
4801 Executive Park Court
Building 100
Jacksonville, FL 32216
Attention: Vice President
Telephone:
Telecopier:

With a copy to:

Ranbaxy Inc.
600 College Road East
Princeton, NJ 08540
Attention: President
Telephone: (609) 720-9200
Telecopier: (609) 720-1155

If to Hercon, to it at:

Hercon Laboratories Corporation
101 Sinking Springs Lane
Emigsville, Pennsylvania 17318
Telephone: (717) 764-1191
Telecopier: (717) 764-5395

With a copy to:

Hercon Laboratories Corporation
PO Box 663
Pomona, NY 10970
Attention: David Zakai
Telephone: (845) 362-0043
Telecopier: (845) 362-5395

13.2 **Assignment**. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. Notwithstanding the foregoing, Ranbaxy shall be permitted to assign this Agreement, in whole or in part, to any Affiliate without the prior written consent of Hercon. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

13.3 **Severability**. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

13.4 **Entire Agreement**. This Agreement and all Exhibits and Schedules attached hereto and thereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

13.5 **Amendment; Waiver**. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Hercon and Ranbaxy, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure

of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

13.6 **Governing Law, Dispute Resolution, Arbitration**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "**Dispute**") through negotiations between senior executives of Ranbaxy and Hercon. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Newark, New Jersey and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

13.7 **Singular and Plural Forms**. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

13.8 **Headings**. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

13.9 **Counterparts.** This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

13.10 **Force Majeure**. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure,

including, but not limited to, fire, flood, earthquake, explosion, storm, war, rebellion, acts of God and/or other causes or externally induced casualty beyond its reasonable control (but expressly excluding any labor trouble), whether similar to the foregoing matters or not, then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the party prevented from complying shall use its best efforts to remove such disability within thirty (30) days or if such disability cannot be removed within thirty (30) days to commence such removal within such thirty (30) day period and shall continue performance with the utmost dispatch whenever such causes are removed and shall notify the other party of the event not more than five (5) days from the time of the event. When such circumstances arise, the parties shall discuss what, if any, modifications to the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, in the event that a material event of force majeure shall continue for a period of longer than one hundred eighty (180) days, then the party unaffected by such event may terminate this Agreement subject to Section 12.3 by not less than fifteen (15) days' written notice of termination to the other party; provided that, if the force majeure event ceases within such fifteen day period, this Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

RANBAXY PHARMACEUTICALS INC.

By: James F. Meehan

Name: JAMES F. MEEHAN

Title: VP

HERCON LABORATORIES CORPORATION

By: D Zaka

Name: David Zaka

Title: VP Business Development

Exhibit C

COPY

PROMISSORY NOTE

$166,664

June 10, 2004

FOR VALUE RECEIVED, HERCON LABORATORIES CORPORATION, a Delaware corporation having an address at 101 Sinking Springs Lane, Emigsville, Pennsylvania 17318 ("Maker"), promises to pay to the order of RANBAXY PHARMACEUTICALS INC., a Florida corporation having an address at 4801 Executive Park Court, Building 100, Jacksonville, Florida 32216 ("Payee"), the aggregate principal sum of ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY- FOUR DOLLARS ($166,664) plus accrued interest as provided herein.

1. Development Manufacturing and Supply Agreement. This Note is executed and delivered by Maker to Payee pursuant to the terms of that certain Development, Manufacturing and Supply Agreement, dated of even date herewith, between Maker and Payee (the "Agreement"). Capitalized terms used herein and not defined have the meanings ascribed to them in the Agreement.

2. Payment of Principal and Interest. Except as provided in Section 4, upon Payee's receipt of invoices from Maker for accepted shipments of Commercial Products, Payee shall credit and offset the amount of each such invoice against the outstanding principal balance of this Note plus accrued and unpaid interest.

3. Interest Rate. The outstanding principal balance of this Note will bear interest at the rate of 2% per annum from the date hereof through the date on which all principal, together with accrued and unpaid interest, is paid in full.

4. Default and Acceleration. The outstanding principal balance of this Note, together with accrued and unpaid interest, will, at the election of Payee, become immediately due and payable in immediately available funds upon the occurrence of any of the following:

(a) If the Agreement is terminated pursuant to Section 12.2(a)(i) of the Agreement; or

(b) If the Agreement is terminated by Payee pursuant to Section 12.2(a)(ii) of the Agreement; or

(c) If the Agreement is terminated by Payee pursuant to Section 12.2(b)(i), (ii), (iii) or (vi) of the Agreement; or

(d) If the Agreement is terminated by Payee pursuant Section 12.2(a)(iii) of the Agreement.

5. Forgiveness. Payee shall forgive the outstanding principal balance of this Note, together with accrued and unpaid interest, upon the occurrence of any of the following:

(a) If the Product ANDA is filed and not approved by the FDA for any reason other than the direct result of Maker's development or manufacturing obligations under the Agreement (including manufacture of the Commercial Product); or

(b) Payee abandons the development process of the Commercial Product for any reason unrelated to Maker's capabilities and/or performance of its development obligations under the Agreement; or

(c) Upon the expiration of the Term of the Agreement; or

(d) If the Agreement is terminated by Maker or Payee pursuant to Section 12.2(a)(iv) of the Agreement; provided that Maker promptly surrenders to Payee the HPLC Gradient system and three stability chambers located at the Facility; or

(e) If the Agreement is terminated by Payee pursuant to Section 12.2(b)(iv) of the Agreement; provided that Maker promptly surrenders to Payee the HPLC Gradient system and three stability chambers located at the Facility; or

(f) If the Agreement is terminated by Payee pursuant to Section 12.2(b)(v) of the Agreement; provided that Maker promptly surrenders to Payee the HPLC Gradient system and three stability chambers located at the Facility; or

(g) If the Agreement is terminated by Payee pursuant to Section 12.2(b)(vii) of the Agreement; provided that Maker promptly surrenders to Payee the HPLC Gradient system and three stability chambers located at the Facility; or

(h) If the Agreement is terminated by Maker pursuant to Section 12.2(a)(ii) of the Agreement; or

(i) If the Agreement is terminated by Maker pursuant to Section 12.2(a)(iii) of the Agreement; or

(j) If the Agreement is terminated by Maker pursuant to Section 12.2(c) of the Agreement; or

(k) The Agreement is terminated by Maker or Payee pursuant to Section 13.10 of the Agreement.

6. No Waiver. No delay or failure on the part of Payee in exercising any right, privilege or option hereunder shall operate as a waiver thereof, or of any event of default; nor shall any single or partial exercise of any such right, privilege or operation preclude any further exercise thereof, or the exercise of any other right, privilege or option.

7. Waivers. Maker hereby waives presentment, demand for payment, protest and notice of dishonor of this Note, and authorizes the holder hereof, without notice, to grant extensions in the time of payment of any monies owing on this Note.

8. Governing Law. This Note is governed by the laws of the State of New Jersey without giving effect to principles of conflict of laws.

9. WAIVER OF JURY TRIAL. MAKER AND PAYEE HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY OTHER CLAIM OR DISPUTE HEREUNDER OR THEREUNDER.

IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.

HERCON LABORATORIES CORPORATION

By: DZ[signature]

Name: David Zaker

Title: VP Business Development